Exhibit 11.2

Internal Information Management Guidelines

[Enforcement Date: December 29, 2023] [Guideline: December 29, 2023, Partial Amendment]

Chapter 1: General Provisions

Article 1 (Purpose)

The purpose of these guidelines is to establish procedures necessary to prevent employees of Woori Financial Group (hereinafter referred to as the “Holding Company”) from providing material nonpublic information and other internal information acquired during the course of business to third parties or using such information for non-business purposes. These guidelines are formulated in accordance with Article 48-2 of the Financial Holding Companies Act, Article 174 of the Financial Investment Services and Capital Markets Act (hereinafter referred to as the ‘Capital Markets Act’), and Article 21 of the Group’s Internal Control Regulations to protect interests of the Holding Company and its customers.

Article 2 (Definitions)

Definitions of terms used in these guidelines are as follows. Unless otherwise specified, terms shall follow relevant laws and the Group’s Internal Control Regulations.

1. ‘Internal Information’ refers to any materials that, if disclosed externally, may or could affect the management or reputation of the Holding Company:

(a) Materials related to the management of the Holding Company

(b) Financial data

(c) Reports requested by government agencies, regulatory authorities, media, shareholders, or customers

(d) Public relations materials for media disclosure

(e) Other materials requiring information control based on their content and nature

2. ‘Disclosure’ refers to information being publicly announced in accordance with the procedures specified in these guidelines and being accessible by anyone.

3. ‘Officialization’ refers to the state in which undisclosed information has been approved for disclosure through internal procedures.

4. ‘Electronic Means’ refers to electronic transmission or copying of information via email, fax, electronic fax, portable storage devices (USB, smartphones, etc.), social networking services, or computer communication. (Newly added on December 29, 2023)

Article 3 (Scope of Material and Means of Provision)

The scope of materials classified as internal information and the means by which they may be provided are as follows:

1. Scope of Materials: Any materials, regardless of form, that can be disclosed externally, such as approvals, reports, official documents, regulations, manuals, files, and photographs.

2. Means of Provision: Documents, email, fax, photographs, and other electronic means. (Amended on December 29, 2023)

Article 4 (Compliance Obligations of Employees)

Employees must not disclose internal information or material nonpublic information (Article 10) in violation of these guidelines and internal company regulations, nor retain such information for personal use. Employees must return any related materials to the Holding Company upon resignation.

Chapter 2: Internal Information Management

Article 5 (Provision of Internal Information by Executives)

Executives must carefully consider whether the provision of undisclosed or unofficial internal information to external third parties benefits the Holding Company or could significantly harm the Company’s management or reputation before disclosing such information.

Article 6 (Provision of Internal Information by Employees)

(1) Employees may provide undisclosed or unofficial internal information to external third parties only upon receiving a written request from the requesting party. However, exceptions apply if the head of the dedicated Information Management Department (hereinafter referred to as the ‘Dedicated Department’) grants approval.

(2) When providing internal information as per the preceding paragraph, the information must be delivered exclusively through the Dedicated Department.

(3) Internal information must be provided in document form unless the head of the Dedicated Department approves an alternative method specified in Article 3.

(4) Prior to providing internal information to external third parties, employees must prepare an ‘Information Provision Log’ and obtain approval from the head of the Dedicated Department. If circumstances necessitate verbal disclosure without prior approval, the log must be completed and approval obtained immediately thereafter.

Article 7 (Preliminary Review by the Compliance Officer, etc.)

(1) If an employee provides internal information to an external third party in accordance with Article 6 and the head of the Dedicated Department is unable to determine the legality of such provision, the employee must obtain preliminary review from the compliance officer.

(2) Notwithstanding the preceding paragraph, internal information may be provided to media organizations under the responsibility of the Head of the Public Relations Office. However, if the information provided falls under confidential information as defined in Article 21 of the Group’s Internal Control Regulations, the compliance officer must be notified after the provision. (Amended on March 31, 2022)

(3) If an employee violates Paragraph 1 or Paragraph 2, the compliance officer may request the relevant department head to take disciplinary action under Article 17, Paragraph 1.

Article 8 (Provision of Internal Information under Laws and Regulations, etc.)

(1) The following materials are not subject to Articles 6 and 7. (Amended on August 3, 2020)

1. Materials required to be submitted under higher-level laws and regulations (including public disclosures).

2. Materials provided in accordance with the internal regulations of the Holding Company.

3. Materials provided to supervisory authorities in connection with their inspections.

4. Business-related materials exchanged regularly between financial holding companies or provided after approval from the head of the dedicated department.

5. Materials provided within a reasonable scope for the execution of contracts with third parties.

(2) Even if the materials fall under any of the categories in the preceding paragraph, if they are provided for purposes other than their intended use, approval from the head of the dedicated department must be obtained in accordance with Articles 6 and 7.

Article 9 (Dedicated Departments)

The Dedicated Departments for information management are as follows.

1. Financial Data: Financial Management Department

2. Media Public Relations Materials: Public Relations Office

3. Reports Requested by Government, Supervisory Authorities, Media, and Shareholders

(a) Government, Supervisory Authorities: Relevant requesting department

(b) Media Organizations: Public Relations Office

(c) Shareholders (excluding materials covered under Item 1): IR Department

4. Other materials related to the management of the Holding Company or requiring information control that do not fall under Items 1 to 3: Strategic Planning Department

Chapter 3: Management of Material Nonpublic Information

Article 10 (Definition of Material Nonpublic Information)

‘Material Nonpublic Information’ refers to information related to the Holding Company’s operations that could significantly influence investors’ decisions before the expiration of the following periods:

1. Information included in documents filed or reported to the Financial Services Commission or the Korea Exchange: One day from the date of official filing or disclosure.

2. Information disclosed through the electronic communication channels operated by the Financial Services Commission or the Korea Exchange: Three hours from the time of disclosure.

3. Information published in at least two nationally distributed general daily newspapers or specialized economic newspapers in accordance with the Act on the Promotion of Newspapers: Six hours from 00:00 on the day following publication. Provided, if published in electronic format under the same law, the information is deemed disclosed six hours from publication.

4. Information broadcast via terrestrial television channels accessible nationwide in accordance with Broadcasting Act: Six hours from the time of broadcast.

5. Information provided through Yonhap News Agency in accordance with the Act on the Promotion of News Communications: Six hours from the time of release.

Article 11 (Prohibition of Use and Leakage of Material Nonpublic Information)

Employees are strictly prohibited from using material nonpublic information related to the Holding Company’s business for trading financial investment instruments (as defined in Article 3 of the Capital Markets Act) or enabling others to do so.

Article 12 (Management of Material Nonpublic Information)

(1) Employees shall manage material nonpublic information in accordance with the following provisions:

1. Documents containing material nonpublic information must be securely stored and accessible only to authorized employees.

2. Employees must not discuss material nonpublic information in places where others may overhear, such as elevators or hallways.

3. Documents containing material nonpublic information must not be left in public areas and must be disposed of securely.

4. Employees must maintain the confidentiality of material nonpublic information, even within the Holding Company.

5. Transmission of documents containing material nonpublic information via electronic means must be done securely. *(Amended on December 29, 2023)*

6. Unnecessary duplication of documents containing material nonpublic information should be avoided, and such documents must be promptly retrieved after meetings.

7. Copies of documents containing material nonpublic information must be destroyed completely after use.

(2) Employees shall not disclose the Holding Company’s material nonpublic information. However, if it is unavoidable for business purposes to share such information with counterparties, legal representatives, external auditors, etc., employees must consult with the head of the Compliance Support Department in advance and ensure that the information is shared only to the necessary extent.

(3) If an employee unintentionally discloses material nonpublic information, they must immediately report the incident to the head of the Compliance Support Department.

(4) Upon receiving such a report, the head of the Compliance Support Department shall notify the head of the IR Department, who shall then report the matter to the Disclosure Officer (as defined in Article 6, Paragraph 1 of the Group Disclosure Regulations) and take necessary actions, such as fair disclosure, under the officer’s instructions.

Article 13 (Material Nonpublic Information of Subsidiaries)

Employees shall manage the material nonpublic information of subsidiaries in accordance with Articles 11 and 12.

Article 14 (Trading of Specific Securities by the Holding Company, etc.)

Employees must report their holdings and transactions of specific securities (as defined in Article 172(1) of the Capital Markets Act; hereinafter same applies.) of the Holding Company to the Compliance Support Department on a semi-annual basis. However, stock acquisitions through employee stock ownership plan are exempt.

Article 15 (Reporting of Specific Securities Transactions by Executives)

(1) Executives must report their status of specific securities, etc. in their name (or any other name under their control) to the Securities and Futures Commission and the Korea Exchange within five business days of assuming their position. Any changes in holdings (except as specified in Article 200(5) of the Enforcement Decree of the Capital Markets Act) must be reported within five business days of the transaction.

(2) Reporting methods and procedures shall comply with the Enforcement Decree of the Capital Markets Act.

(3) Reports under paragraph 1 shall be submitted through the head of the Investor Relations Department.

Article 16 (Return of Short-Swing Profits)

(1) If an executive or specific employee trades specific securities of the Holding Company and earns a profit within six months, they must return any profit obtained from short-swing transactions to the Holding Company.

1. Employees engaged in the establishment, amendment, implementation, disclosure, or any other related tasks concerning matters specified in each subparagraph of Article 161(1) of the Capital Markets Act.

2. Employees engaged in tasks related to finance, accounting, planning, or research and development.

(2) If the head of IR Department receives a request from the Holding Company’s shareholders (including those holding equity securities or depositary receipts in addition to stock) to demand the return of short-swing profits obtained by an executive or employee, the IR Department Head must report this to the Disclosure Officer.

(3) The calculation of short-swing profits follows Article 172(1) of the Capital Markets Act and Article 195 of its Enforcement Decree..

(4) Employees found to have gained short-swing profits must return the amount to an account designated by the Compliance Support Department immediately and notify both the Head of Financial Management and the Compliance Support Department.

Chapter 4: Miscellaneous Provisions

Article 17 (Disciplinary Measures)

(1) If an employee violates the principles and procedures for internal information provision outlined in these guidelines, causing harm to the Holding Company’s management or damaging its public image, disciplinary action may be taken in accordance with internal regulations.

(2) If an executive violates Articles 4 or 5, resulting in a violation as described in paragraph 1, the CEO may impose disciplinary measures equivalent to those outlined in the preceding paragraph.

Article 18 (Management and Training)

(1) Executives and department heads must supervise their employees to ensure compliance with these guidelines.

(2) The Compliance Support Department shall establish a training plan to enhance employees’ understanding of internal information management (including undisclosed information) and conduct at least one training session per year. Departments may also be required to conduct their own training sessions upon request. (Newly established on December 29, 2023)

Addendum <3, December 29, 2023>

These guidelines shall come into effect on December 29, 2023.